                                                                   EXHIBIT 10.14

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

                                     AMONG

                    THE CIT GROUP/EQUIPMENT FINANCING, INC.

                                      AND

                           FLEET CAPITAL CORPORATION

                                        AS LENDERS,

                                      AND

                      BAYARD DRILLING TECHNOLOGIES, INC.,

                                        AS BORROWER.


                           DATED AS OF JUNE 18, 1998

                               TABLE OF CONTENTS


ARTICLE I. - THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 1.1      Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 1.2      Pro-Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 1.3      Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 1.4      Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 1.5      Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (a)      Mandatory Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                          (i)     Total Loss or Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                          (ii)    "Total Loss"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                          (iii)   Collateral Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                          (iv)    Fair Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (b)      Voluntary Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 1.6      Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.7      Amendment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.8      Agency Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.9      Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 1.10     Release of Trend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE II. - CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.1      Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.2      Waiver of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE III. - REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.1      Representations of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.2      Covenants of the Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV. - EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE V. - THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.1      Appointment and Duties of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.2      Discretion and Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.3      Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.4      Consultation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.5      Communications to and from Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.6      Limitations of Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.7      No Representations or Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.8      Lender Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.9      Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.10     Resignation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.11     Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.12     Limitation of Suits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         Section 5.13     Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI. - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 6.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 6.2      No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 6.3      Applicable Law and Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 6.4      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 6.5      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 6.6      Assignment and Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 6.7      Costs, Expenses and Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.8      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.9      Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.10     Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Exhibit A-1      - CIT Note
Exhibit A-2      - Fleet Note

                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

         THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT dated as of June 18, 1998, among BAYARD DRILLING TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), THE CIT GROUP/EQUIPMENT FINANCING, INC., a New York corporation ("CIT"), and FLEET CAPITAL CORPORATION, a Rhode Island corporation ("Fleet"; collectively with CIT, the "Lenders") and CIT as Agent for the Lenders (the "Agent"). Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed thereto in the Definitions Section of this Agreement.

                                R E C I T A L S:

         1. The Borrower and its subsidiaries are in the business of owning and operating land drilling rigs.

         2. Pursuant to the Amended and Restated Loan Agreement dated as of May 1, 1997 among the Lenders, the Agent, the Borrower and Trend Drilling Co. ("Trend") (the "Restated Loan Agreement"), the Lenders agreed to make a loan to the Borrower and Trend in the principal amount of USD 30,577,131.15 (the "Restated Loan") in order to (i) facilitate the purchase of additional drilling rigs by the Borrower and Trend, (ii) upgrade existing and new drilling rigs, and (iii) provide working capital for the Borrower and Trend.

         3. The Restated Loan was evidenced by the secured promissory notes made by the Borrower and Trend to CIT and Fleet.

         4. The principal amount outstanding as of the date hereof under the Restated Loan is USD 18,219,458.32 (the "Loan").

         5. The Borrower and the Lenders wish to restate the Restated Loan Agreement in order to release Trend as a Borrower, add newly created subsidiaries of the Borrower as guarantors and amend certain other terms and covenants of the Restated Loan Agreement.

         NOW, THEREFORE, in consideration of the above recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Restated Loan Agreement as follows:

                                  DEFINITIONS:

         The following terms shall have the following meanings for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined.

        "Agreement", "this Agreement", "herein", "hereunder"' or other like words mean this Loan Agreement as originally executed or as modified, amended or supplemented from time to time pursuant to the provisions hereof.

        "Amendment Date" means the date on which the conditions precedent contained in Section 2.1 of this Agreement are fulfilled or waived and the modifications to the Restated Loan Agreement contemplated by this Agreement become effective.

        "Borrower" means Bayard Drilling Technologies, Inc. and its successors and permitted assigns.

        "Business Day" means a day other than a Saturday or a Sunday or a day on which commercial banks are authorized to be closed in the State of New York or the State of Texas.

        "Cash Flow" means, for any period, the sum of the Borrower's consolidated net income plus depreciation, depletion and amortization, less dividends paid and extraordinary items of income or loss (as determined in accordance with generally accepted United States accounting principles) in the prior four quarters.

        "Cash Flow Coverage Ratio" means the ratio of Cash Flow to Projected Debt Service.

        "Collateral Value" has the meaning set forth in Section 1.5(a)(iii) hereof.

        "Dollars" or "USD" means lawful currency of the United States of America.

        "Event of Default" has the meaning set forth in Article IV hereof.

        "Excluded Income Taxes" has the meaning set forth in Section 1.5(a) hereof.

        "Fair Market Value" has the meaning set forth in Section 1.5(a)(iv) hereof.

        "Governmental Agencies" means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over either Borrower or their properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

        "Guaranties" means the guaranties of the Guarantors in favor of the Agent, in form and substance reasonably acceptable to the Lenders.

         "Guarantors" means Bayard Drilling, L.P. a Delaware limited partnership, Bayard Drilling, LLC, a Delaware limited liability company, Bonray Drilling Corporation, a Delaware corporation, and Trend.

         "Hazardous Substances" means petroleum and used oil, or any other pollutant or contaminant, hazardous, dangerous or toxic waste, substance or material as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (hereinafter called "CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq. (hereinafter called "RCRA"); the
Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601, et seq. (hereinafter called "TSCA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq. (hereinafter called "HMTA"); the Oil Pollution Act of 1990, Pub.L. No. 101-380, 104 Stat. 484 (1990) (hereinafter called "OPA"); or any other statute, law, ordinance, code or regulation of any Governmental Agency relating to or imposing liability or standards of conduct concerning the use, production, generation, treatment, storage, recycling, handling, transportation, release, threatened release or disposal of any hazardous, dangerous or toxic waste, substance or material, currently in effect or at any time hereafter adopted.

         "Intercreditor Agreement" means the Amended and Restated Intercreditor Agreement dated as of June 18, 1998 among the Lenders and the Agent in form and substance satisfactory to the Lenders, as amended, from time to time.

         "Interest Period" has the meaning set forth in Section 1.3(d) hereof.

         "Interest Rate" has the meaning set forth in Section 1.3(b) hereof.

         "LIBOR Rate" means the one-month rate of interest per annum at which deposits in Dollars are offered to major banks in the London interbank market at approximately 11:00 a.m. (London time), as reported and published in the Wall Street Journal for the 15th day of each month, or, if the 15th day of the month is not a day for which the Wall Street Journal reports LIBOR, then on the first preceding day on which the Wall Street Journal reports the LIBOR and shall become effective as of the first day of the succeeding calendar month and shall continue in effect to, and including, the last day of such Month.

         "Loan" means the current principal amount and unpaid interest outstanding under the Restated Loan Agreement as amended and restated by this Agreement.

         "Loan Documents" means the Notes, this Agreement, the Security Agreement and the Amendment No. 1 to Intercreditor Agreement.

         "Material adverse effect" means having a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole.

         "Maturity Date" means March 31, 2002.

         "Notes" means the amended and restated promissory notes of the Borrower in favor of the Lenders, substantially in the form of Exhibits A-1 and A-2 attached hereto and made a part hereof.

         "Orderly Liquidation Value" has the meaning set forth in Section 1.5(a)(iv) hereof.

         "Payment Date" has the meaning set forth in Section 1.3(a) hereof.

         "Prepayment Premium" means the prepayment premiums required by Section
1.5 hereof.

         "Prime Rate" means with respect to any Interest Period, the rate publicly announced in New York, New York from time to time as the prime rate of The Chase Manhattan Bank (or any successor thereof) ("Chase"). The Prime Rate shall be determined by the Lender at the close of business two (2) Business Days before a Payment Date, and shall be effective to but not including the next applicable Payment Date. The Prime Rate is not intended to be the lowest rate of interest charged by Chase or the Lenders in connection with extensions of credit to debtors.

         "Projected Debt Service" means the sum of the current portion of the Borrower's long term debt and capitalized lease obligations coming due in the following four quarters, including any maturities associated with the Fleet Credit Facility. Both Cash Flow and Projected Debt Service shall exclude the Cash Flow and Projected Debt Service attributable to any Unrestricted Subsidiary.

         "Responsible Officer" means the Borrower's chief executive officer, the Borrower's chief financial officer or any other officer having principal responsibility for the financial affairs of the Borrower.

         "Rigs" means the twelve (12) land drilling rigs owned by Bayard Drilling, L.P. and described on Schedule 1 attached hereto, and all metal products, machinery, equipment, materials or other goods of any description whatsoever, used or acquired for use by Bayard Drilling, L.P. and all pumps, drilling equipment, drill pipe, machinery, equipment, supplies, parts and other goods of any description whatsoever installed in or affixed to or to be used in connection with any Rig, or acquired for installation on, affixation to, or use in connection with any Rig, other than the top drives referred to in Section 3.2(k)(i) below.

         "Security Agreement" means the amended and restated security agreement between CIT and Bayard Drilling, L.P. dated as of the date hereof in form and substance satisfactory to the Agent.

         "Tangible Net Worth" means, at a particular date, the sum of the Borrower's capital stock (excluding treasury stock), warrants, surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus), and debt that is specifically subordinated to the Loan on the terms reasonably acceptable to the Lenders accounted on a consolidated basis appearing on a consolidated balance sheet prepared in accordance with generally accepted United States accounting principles as of the date of determination after deducting therefrom the net book value of all assets (after deducting any reserves applicable thereto) which would be treated as intangibles under generally accepted United States accounting principles (including, without limitation, such items as goodwill, trademarks, trade names, patents and licenses, franchises and operating rights) and excluding the amount of the Borrower's equity investment in any Unrestricted Subsidiary.

         "Taxes" has the meaning set forth in Section 1.4(a) of this Agreement.

         "Term Loan" has the meaning set forth in Section 1.1 of this Agreement.

         "Total Liabilities" means indebtedness of the Borrower on a consolidated basis which would in accordance with generally accepted United States accounting principles be classified as current and long term liabilities of a corporation conducting a business the same as or similar to the Borrower, but excluding other debt that is specifically subordinated to the Loan on terms reasonably acceptable to the Agent and total liabilities of any Unrestricted Subsidiary.

         "Total Loss" has the meaning set forth in Section 1.5(a) of this Agreement.

         "Unrestricted Subsidiary" means any subsidiary of the Borrower that the Borrower has classified as an Unrestricted Subsidiary under the Indenture and that has not been reclassified as a Subsidiary pursuant to the terms of the Indenture.

         Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given them in the Indenture, among the Borrower, the Guarantors and U.S. Trust Company of Texas, N.A., as Trustee (the "Indenture").

                                   ARTICLE I.
                                    THE LOAN

         Section 1.1 Repayment. Pursuant to the Restated Loan Agreement, the Lenders have made the Loan available to the Borrower and Trend. Pursuant to Section 1.10, below, Trend is released from all obligations as a Borrower under the Restated Loan Agreement to repay the Loan. The Borrower shall repay the principal amount of the Loan in 46 equal consecutive monthly installments, each such installment to be paid by the Borrower to the Lenders on a Payment Date with the first Payment Date being June 30, 1998 and ending on the Maturity Date. The amount of principal to be repaid on each Payment Date shall be USD 341,311.20 to CIT and USD 55,980.95 to Fleet; provided, however, that the final installment shall be in an amount sufficient to discharge all outstanding amounts due hereunder. No amount of the Loan, once repaid or prepaid, may be reborrowed hereunder.

         Section 1.2 Pro-Rata Treatment. Except to the extent otherwise provided herein: (a) each payment of fees other than those referred to in Sections 1.7 and 1.8 below shall be made and applied for the account of the Lenders pro rata, according to each Lender's portion of the Loan as of the date of payment; and (b) each payment or prepayment by the Borrower of principal of or interest on the

Loan shall be made for the account of the Lenders pro rata in accordance with such Lender's portion of the Commitment as of the date of such payment or prepayment.

         Section 1.3      Interest.

                 (a) The Borrower shall pay interest, in arrears, on the unpaid principal amount of the Loan from the Amendment Date until the principal amount of the Loan is paid in full on the last day of each calendar month, commencing June 30, 1998 up to and including the Maturity Date (each such date a "Payment Date") at a rate of interest per annum (computed on the basis of a 365-day year and actual days elapsed) equal to the applicable Interest Rate; provided, however, that all interest accrued on the Loan and unpaid on the Maturity Date shall be paid on the Maturity Date.

                 (b) The term "Interest Rate" shall mean, for an Interest Period (as hereinafter defined), an interest rate per annum at either the rate certified by the Lender to be (i) the LIBOR Rate, plus four and one quarter percent (4.25%) or (ii) the Prime Rate plus two percent (2%) per annum, at the Borrower's option.

                 (c)      (i)     The Borrower may elect to pay interest on
                 that portion of the Loan made by CIT hereunder at either the LIBOR Rate or the Prime Rate on the following terms:

                                  A. If no election is received by Agent, the Borrower shall pay interest on that portion of the Loan made by CIT at the LIBOR Rate.

                                  B.       Any interest rate election of the
                          Borrower must be made by written notice three (3) Business days in advance of a Payment Date and may be made once in any twelve (12) month period.

                                  C.       Each interest rate election made by
                          the Borrower shall be effective as to all amounts outstanding under this Agreement for a twelve (12) month period.

                          (ii) The Borrower may elect to pay interest on that portion of the Loan made by Fleet hereunder at either the LIBOR Rate or the Prime Rate in accordance with the terms of the promissory note of the Borrower issued in favor of Fleet, the form of which is attached to this Agreement as Exhibit A-2.

                 (d) If at any time that the Borrower has elected the LIBOR Rate, the Agent shall determine that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the Interest Rate based on the LIBOR Rate for the succeeding Interest Period or the making or continuance of the Loan at an Interest Rate based on the LIBOR Rate has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market, the Agent shall notify the Borrower that the Interest Rate shall be the Prime Rate, plus two percent (2%) per annum. As used in this Agreement, "Interest Period" shall mean each respective and successive calendar month commencing on the last day of the month in which the Amendment Date occurs; provided, however, that no Interest Period shall commence or extend past the Maturity Date.

                 (e) Any amount of principal or any other amount due hereunder which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the Interest Rate.

                 (f) In no event shall any interest rate provided for in this Agreement or the Notes exceed the maximum rate permitted by the then applicable law. It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Agreement, in the Notes, or in the other Loan Documents, in no event shall this Agreement, the Notes, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Agreement, the Notes or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (i) the provisions of this Section 1.3(f) shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to the Borrower, at the option of the Lenders, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Notes and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Borrower or otherwise by the Lenders in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lenders to receive a greater simple interest per annum rate than is presently allowed, the Borrower agrees that, on the effective date of such amendment or preemption as the case may be, the lawful maximum hereunder shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

         Section 1.4      Payments.

                 (a) The payment obligations of the Borrower under the Notes and all other amounts payable under this Agreement shall be paid to the Lenders in proportion to their percentage of the Loan at the time of such payment at such address as the Lenders may designate (not less than one (1) Business Day prior to the due date therefor), not later than the close of business on the due date thereof, in lawful money of the United States. All payments shall be made (i) without set-off, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings of any nature ("Taxes"), unless the Borrower is required by law or regulation to make payment subject to any Taxes. In the event that the Borrower is required by law or regulation to make any deduction or withholding on account of any Taxes from any payment due under this Agreement, then: (a) the Borrower shall notify the Lenders promptly as soon as it becomes aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (b) such payment shall be increased by such amount as may be necessary to ensure that the Lenders receive a net amount, free and clear of all Taxes, equal to the full amount which the Lenders would have received had such payment not been subject to such Taxes (other than Excluded Income Taxes as such term is defined below). Notwithstanding the foregoing, the Borrower shall not be liable for, or required to pay, any Taxes which are overall income or franchise taxes imposed at any time on either Lender in the United States of America or any Governmental Agency ("Excluded Income Taxes"). Each such payment or reimbursement by the Borrower shall be net of any credit or the value of any deduction received by the Lenders thereon to the extent that the same can be determined by the Lenders (as certified by the Agent to the Borrower, such certificate to be conclusive absent manifest error). The Borrower shall indemnify the Lenders against any liability of the Lenders in respect of such Taxes (other than Excluded Income Taxes) and shall supply copies of applicable tax receipts.

                 (b) If any payment to be made by the Borrower shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

                 (c) Each payment to be made on a Payment Date and all prepayments, Prepayment Premiums, and other payments (other than the fees referred to in Sections 1.7 and 1.8 below) shall be allocated to the Lenders in proportion to their percentage of the Loan at the time of payment and shall be applied first to the payment of accrued and unpaid interest on the Loan, then to the payment of all other amounts due under this Agreement and the other Loan Documents, and the balance shall be applied to the payment of principal due under the Notes.

                 (d) The Borrower shall indemnify the Lenders and the Agent on demand against all costs, expenses, liabilities and losses (including funding losses) actually incurred by the Lenders and the Agent sustained or incurred by the Lenders and the Agent as a result of or in connection with: (a) the occurrence and/or continuance of any Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition might constitute an Event of Default); and/or (b) any judgment or order which relates to any sum due hereunder being expressed in a currency other than the currency expressed to be due hereunder and as a result of a variation in rates of exchange between the rate at which such amount is converted into such other currency for the purposes of such judgment or order and the rate prevailing on the date of actual payment of such amount pursuant thereto; and/or (c) any postponement of the Amendment Date occurring because of one or more of the conditions precedent set forth in
         Article II shall not have been satisfied or waived; and/or (d) any payment of principal of or interest on the Notes made on a date which is not a Payment Date. The above indemnities are separate and independent obligations of the Borrower and apply irrespective of any indulgence granted by the Lenders or the Agent.

         Section 1.5      Prepayment.

                 (a)      Mandatory Prepayment.

                          (i) Total Loss or Sale. If there shall have occurred a Total Loss as herein defined or the sale of a Rig, the value of which is included in the calculation of Collateral Value set forth in Section 1.5(a)(iii), on the earlier of (x) the date insurance or sale proceeds are received or (y) seventy five (75) days after the date of occurrence of the Total Loss or sale, the Borrower shall either insure that Bayard Drilling, L.P. provides as collateral a replacement rig, or other drilling equipment acceptable to the Agent which is, as determined by the appraiser referred to in Section 1.5(a)(iii) below, of comparable or greater value to the lost or sold Rig, which replacement rig will be added to the lien of the Security Agreement or, if after giving effect to the release of such lost or sold Rig from the lien of the Security Agreement, as applicable, the amount outstanding under the Loan is greater than the Collateral Value, (A) prepay the outstanding principal balance under the Notes in an amount equal to the amount by which the outstanding principal amount of the Loan on the date of prepayment exceeds the Collateral Value on such date, and (B) pay accrued interest thereon to the date of such prepayment together with any other amount due hereunder or under any Loan Document. The Lenders shall apply payments received pursuant to this Section 1.5(a)(i) in accordance with
                 Section 1.4(c) hereof, provided, however, that the principal repayments shall be applied so that the remaining installments of principal of the Loan are reduced on a pro rata basis, such reduction to be confirmed by the Agent in a certificate delivered to the Borrower which certificate shall be conclusive absent manifest error. Mandatory Prepayments made by the Borrower pursuant to this Section 1.5(a) shall include a Prepayment Premium as follows:

                                  (1)      If made on or before December 31,
                          1998 - two percent (2%) of the aggregate principal amount prepaid;

                                  (2)      If made between January 1, 1999 and
                          December 31, 1999 - one percent (1%) of the aggregate principal amount prepaid; or

                                  (3) If made after December 31, 1999 - no Prepayment Premium.

                          (ii) "Total Loss" means in respect of a Rig (i) the actual or constructive or compromised or arranged total loss of such Rig; or (ii) the requisition for title or other compulsory acquisition of such Rig otherwise than by requisition for rental; or (iii) the seizure, attachment, detention or confiscation of such Rig by any government or by persons acting or purporting to act on behalf of any government unless such Rig is released from such seizure, attachment, detention or confiscation within thirty (30) days of the occurrence thereof. A Total Loss shall be deemed to have occurred (a) in the event of an actual total loss of a Rig, on the date of such loss, (b) in the event of damage to a Rig which results in a constructive or compromised or arranged total loss of such Rig, on the date of the occurrence of the event giving rise to such damage, or (c) in the case of any event referred to in clauses (ii) or (iii) above, on the date of the occurrence of such event. In the event of any Total Loss of a Rig, the Borrower shall give written or telegraphic notice to the Agent not later than ten (10) days after a Responsible Officer of the Borrower has actual knowledge of such occurrence.

                          (iii) Collateral Value. On dates as may be requested by either Lender, but not more than once in any twelve (12) month period, the Agent shall arrange to have the Fair Market Value and the Orderly Liquidation Value of each of the Rigs determined at the Borrower's expense by an independent appraisal firm chosen by the Agent and reasonably acceptable to the Borrower. Each such valuation shall be based on the Fair Market Value of each Rig and the oil field tubular or drill pipe attributable to such Rig. The most recent determination of the lesser of (A) 50% of the aggregate Fair Market Values of all of the Rigs that are working or available for work (a "Working Rig") or (B)75% of the aggregate Orderly Liquidation Values of all of the Working Rigs is hereinafter referred to as the "Collateral Value". If the outstanding principal amount of the Loan shall exceed the Collateral Value, then the Borrower shall either prepay within five days of the Agent's demand the amount of the Loan necessary to restore the ratio referred to herein together with payment of accrued interest thereon or provide additional security for the Loan which shall be acceptable in the sole opinion of the Lenders for these purposes. The Lenders shall apply payments received under this Section 1.5(a)(iii) in accordance with Section 1.4(c) hereof, provided, however, that the principal repayments shall be applied so that the remaining installments of principal of the Loan shall be reduced on a pro rata basis, such reduction to be confirmed by the Agent in a certificate delivered to the

                 Borrower which certificate shall be conclusive absent manifest error. No Prepayment Premium shall bepayable with respect to any prepayment required by this Section 1.5(a)(iii).

                          (iv) Fair Market Value. The "Fair Market Value" of any Rig shall be the value determined by an independent appraisal firm chosen by the Agent in accordance with clause
                 (ii) above on the basis of an arms-length purchase by a willing buyer from a willing seller and without consideration of any selling expenses, drilling contract, or other rig employment contract. The "Orderly Liquidation Value" of any Rig shall have the meaning customarily attributed to it in the equipment appraisal industry at the time of the valuation, less the estimated marshalling, stacking, reconditioning and sale expenses designed to maximize the resale value of such Rig (as determined by the appraisal firm referred to above). The appraisal firm's valuation shall be made with or without physical inspection at the Agent's discretion; provided however, that no more than one physical inspection shall be permitted in any one twelve (12) month period.

                 (b)      Voluntary Prepayment.

                          (i) Subject to Section 3.2(z) below, after December 31, 1999, the Borrower may prepay from the proceeds of a loan, made without the participation of CIT, in full or in part in amounts of not less than USD 500,000.00, its indebtedness under the Notes on the next Payment Date after giving at least thirty (30) Business Days prior notice of such prepayment. Prepayments made between January 1, 2000 and December 31, 2000 shall include a premium (the "Prepayment Premium") in an amount equal to three percent (3%) of the
                 aggregate principal amount prepaid.   Prepayments made between
                 January 1, 2001 and the Maturity Date shall include a Prepayment Premium in an amount equal to two percent (2%) of the aggregate principal amount prepaid. If following a prepayment under this Section 1.5(b)(i), the amount outstanding under the Loan is less than Collateral Value, the Agent agrees to release from the lien of the Restated Security Agreement, as applicable, such Rig or Rigs as will result in Collateral Value equalling the amount outstanding under the Loan.

                          (ii) Subject to 3.2(m) below, at any time during the term of this Agreement if all or substantially all of the stock or assets of the Borrower are sold to another entity or the Borrower merges with another entity and is not the surviving entity, the Borrower may prepay in full or in part in amounts of not less than USD 500,000.00, its indebtedness under the Notes on the next Payment Date after giving at least thirty (30) days prior notice of such prepayment. Prepayments made under this Section 1.5(b)(ii) shall include a Prepayment Premium as follows:

                                  A.       If made on or before December 31,
                          1998 - four percent (4%) of the aggregate principal amount prepaid;

                                  B.       If made between January 1, 1999 and
                          December 31, 1999 - three percent (3%) of the aggregate principal amount prepaid;

                                  C.       If made between January 1, 2000 and
                          December 31, 2000 - two percent (2%) of the aggregate principal amount prepaid; or

                                  D.       If made after January 1, 2001 - one
                          percent (1%) of the aggregate principal amount prepaid.

                          (iii) The Lenders shall apply payments received pursuant to this Section 1.5(b) in accordance with Section 1.4(c) hereof, provided, however, that the principal repayments shall be applied so that the remaining installments of principal of the Loan shall be reduced on a pro rata basis, such reduction to be confirmed by the Agent in a certificate delivered to the Borrower which certificate shall be conclusive absent manifest error.

         Section 1.6 Security. All amounts due hereunder and under the Notes shall be secured by the Guaranties and the Security Agreement. As further security for the repayment of all amounts due under this Agreement and the Notes, the Lenders and the Agent will execute and deliver the Intercreditor Agreement and the Borrower will consent to its terms.

         Section 1.7 Amendment Fee. The Borrower shall pay to CIT an amendment fee in an amount of USD 30,000.00 to be paid on the Amendment Date.

         Section 1.8 Agency Fee. The Borrower agrees to pay the Agent an annual agency fee of USD 25,000.00 for each of the two (2) years commencing January 1, 1999, payable in advance on the first Business Day in each such year.

         Section 1.9 Sharing of Payments, Etc. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option after an Event of Default has occurred and is continuing to offset balances held by it for the account of Borrower at any of its offices against any principal of or interest on any portion of Loan attributable to such Lender hereunder or any other obligation of the Borrower hereunder which is not paid (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any portion of the Loan attributable to it under this Agreement or other obligation then due to such Lender hereunder, through the exercise of any right of set-off or lien granted under Section 5.13 below), bankers' lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the

Loan attributable to it, or the other obligations of the Borrower hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective portions of the Loan. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loan may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligations of the Borrower to such Lender.

         Section 1.10 Release of Trend. Trend is hereby released from its obligations as a Borrower under the Restated Loan Agreement and the Notes. Such release shall not affect Trend's obligations as a Guarantor.

                                  ARTICLE II.
                              CONDITIONS PRECEDENT

         Section 2.1 Conditions Precedent. The effectiveness of the modifications to the Restated Loan Agreement contemplated by this Agreement are subject to the following conditions having been satisfied in the reasonable opinion of the Lenders on or prior to the Amendment Date:

                 (a) Each of this Agreement and the other Loan Documents shall have been duly authorized and executed with original counterparts thereof delivered to the Lenders.

                 (b) The Borrower and the Guarantors shall have delivered to the Lenders evidence of good standing, certificates of incumbency and duly certified resolutions of their Boards of Directors and all such other corporate documentation authorizing them to enter into the transactions contemplated by this Agreement and the other Loan Documents.

                 (c) The Lenders shall have received opinions from Baker & Botts, L.L.P., counsel to the Borrower and the Guarantors and an opinion of CIT's counsel, Gardere Wynne Sewell & Riggs, L.L.P., each in form and substance satisfactory to the Lenders.

                 (d)      The representations and warranties contained in
         Article III of this Agreement and in each other Loan Document shall be true on the Amendment Date with the same effect as though such representations and warranties had been made on and as of such date, and no Event of Default specified in Article IV hereof and no event which, with the lapse of time or the notice and lapse of time specified in Article IV hereof, would become such an Event of Default, shall have occurred and be continuing or shall have occurred at the completion of the making of the Loan, and the Lenders shall have received satisfactory certificates signed by Responsible Officers of the Borrower and the Guarantors, as to all questions of fact involved in this condition.

                 (e) There shall have been no material adverse change in the business, financial condition or operations of the Borrower and of its subsidiaries taken as a whole since March 31, 1998.

                 (f) The Lenders shall have received evidence that the person specified to act as agent for service of process for the Borrower, pursuant to Section 6.3 has agreed to so act.

                 (g) The Lenders shall have received certificates of the Borrower and the Guarantors signed by an officer in charge of environmental affairs and safety as to compliance by the Borrower and Guarantors with all environmental, safety and public health laws and regulations applicable to the Borrower and Guarantors, without limitation of the foregoing, all other laws and regulations affecting or relating to the Rigs, in each case the non-compliance with which would have a material adverse effect.

                 (h) The Borrower shall have provided evidence of insurance maintained by the Borrower or Bayard Drilling, L.P. and approved by Agent on the Rigs as required by Article 5 of the Security Agreement.

                 (i) The Security Agreement shall have been duly executed and delivered and shall create a valid and perfected lien on the collateral described therein.

                 (j) Financing statements or other documents necessary to continue the perfection of the Security Agreement or to perfect the Agent's security interests shall have been filed.

                 (k) The Rigs shall not have been the subject of a Total Loss and shall not have sustained any material damage to their condition since the date of the appraisal reports therefor delivered to CIT pursuant to Section 2.1(m) of the Restated Loan Agreement, or materially decreased in value from the value attributed thereto as set forth in the appraisal report therefor delivered to CIT pursuant to
         Section 2.1(m) of the Restated Loan Agreement.

                 (l) The Agent shall have received evidence of the amendment to the Fleet Credit Facility.

                 (m) The Lenders shall have received such other documents and instruments it may reasonably request necessary to consummate the transactions described in this Agreement, in each case in form and substance reasonably satisfactory to it.

         Section 2.2 Waiver of Conditions Precedent. All of the conditions precedent contained in this Article II are for the sole benefit of the Lenders and the Lenders may waive any or all of them in their absolute discretion.

                                  ARTICLE III.
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 3.1 Representations of the Borrower. The Borrower represents and warrants that:

                 (a) The Borrower and each Guarantor is a corporation, limited partnership or a limited liability company, as the case may be, duly organized and validly existing, in good standing under the laws of the state of its incorporation and has the requisite power and authority (i) to carry on its business as presently conducted, (ii) to enter into and perform its obligations under each Loan Document to which it is a party, and (iii) to borrow moneys and guarantee the debts of others.

                 (b) The execution, delivery and performance by the Borrower and each Guarantor of each Loan Document to which it is a party, and any other instrument or agreement provided for by this Agreement, have been duly authorized by all necessary corporate or partnership action, do not require stockholder, partner or member approval other than such as has been duly obtained or given, do not or will not contravene any of the terms of its articles of incorporation or by-laws, partnership agreement, certificate of formation, operating agreement or similar such document, and will not violate any provision of law or of any order of any court or governmental agency if such violation would result in a material adverse effect, or constitute (with or without notice or lapse of time or both) a default under, or result (except as contemplated by this Agreement) in the creation of any security interest, lien, charge or encumbrance upon any of its properties or assets pursuant to, any agreement, indenture or other instrument to which it is a party or by which it may be bound; this Agreement and each Loan Document to which it is a party has been duly executed and delivered by the Borrower and each Guarantor and constitutes its legal, valid and binding agreement or instrument, enforceable in accordance with the respective terms thereof.

                 (c) Other than class action suits previously disclosed to the Lenders, there are no suits or proceedings pending or to its knowledge threatened against or affecting the Borrower or any Guarantor which if adversely determined would have a material adverse effect.

                 (d) The principal place of business of the Borrower and the Guarantors and the place where all records relating to the transactions contemplated hereby, including records relating to the operations of the Rigs are kept is 4005 Northwest Expressway, Suite 400E, Oklahoma City, Oklahoma 73116.

                 (e) Other than such as have been obtained, no license, consent, approval of or filing or registration with any Governmental Agency or other regulatory authority is required for the execution, delivery and performance of this Agreement or any Loan Document or any instrument contemplated herein or therein. The Borrower and each Guarantor is the holder of all certificates and authorizations of governmental authorities required by law to enable it to engage in the business transacted by it.

                 (f) No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. The Borrower is not engaged in the business of extending credit to others for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
         If requested by the Agent, the Borrower will furnish to the Lenders in connection with the Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U. The Borrower is not an "investment company" or a company "controlled" by an "investment company" (as each of such terms is defined or used in the Investment Company Act of 1940, as amended). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended.
                 (g) The Rigs are and will be on the Amendment Date owned by Bayard Drilling, L.P., free and clear of all liens, charges and rights of others except as provided in the Security Agreement or as permitted by Section 3.2(k) below. All of the Rigs are mobile equipment which are not designed to be permanently used in any one location and none of the Rigs are certificated as motor vehicles under the laws of any jurisdiction.

                 (h) Each of the Borrower and the Guarantors has filed or caused to be filed all tax returns required by the United States of America, the state of its principal place of business and the states where its business or operations require such filings which are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it to the extent that such taxes have become due and except as to such taxes being contested in good faith by appropriate proceedings for which adequate reserves are being maintained. Each of the Borrower and the Guarantors has established reserves to the extent believed by it to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

                 (i) The Borrower is the sole shareholder, is the sole general partner, or is a member of each of the Guarantors, as the case may be.

                 (j)      (i)     Each of the Borrower and the Guarantors has
                 duly complied with, and the Rigs and its other properties and operations are in compliance with, the provisions of all applicable environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder of all Governmental Agencies, the non-compliance with which would have a material adverse effect, unless such compliance would violate the laws or regulations of the jurisdiction in which the Rigs are operating.

                          (ii) As of the date of this Agreement, neither the Borrower nor any Guarantor has received notice from any Governmental Agency, and has no knowledge, of any fact(s) which constitute a violation of any applicable environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder of all Governmental Agencies, which relate to the use or ownership of the Rigs or properties owned or operated by the Borrower or any Guarantor.

                          (iii) Each of the Borrower and the Guarantors has been issued all required permits, licenses, certificates and approvals of all Governmental Agencies the failure to have issued which would result in a material adverse effect relating to (a) air emissions, (b) discharges to surface water or ground water, (c) noise emissions, (d) solid or liquid waste disposal, (e) the use, generation, storage, transportation, treatment, recycling or disposal of Hazardous Substances or (f) other environmental, health or safety matters which are material and necessary for the ownership or operation of the Rigs or other properties owned or operated by the Borrower or any Guarantor and such permits, licenses, certificates and approvals are in full force and effect on the date of this Agreement.

                          (iv) Except as disclosed to the Agent in writing, to the best of the Borrower's knowledge, except in accordance with a valid governmental permit, license, certificate or approval, there has been no spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on the Rigs or other properties and operations owned or operated by the Borrower or any Guarantor required to be reported to any Governmental Agency by the Borrower or any Guarantor.

                          (v) Except as disclosed to the Agent in writing, there has been no material complaint, compliance order, compliance schedule, notice letter, notice of citation or other similar notice from any applicable environmental agency delivered to the Borrower or any Guarantor which concerns the operations of the Rigs or other properties owned or operated by the Borrower or any Guarantor and which would result in a material adverse effect.

                 (k) All representations and warranties made by the Borrower herein or by the Borrower or any Guarantor pursuant to any Loan Document or made in any certificate or written statement delivered pursuant hereto or thereto (i) do not contain any untrue statement of or omit to state a material fact necessary to make the statements contained herein or therein not misleading and (ii) shall survive the making of the Loan hereunder and the execution and delivery to the Lenders of the Notes and any other Loan Document.

         Section 3.2 Covenants of the Borrower. After the date of execution of this Agreement and until payment in full of the Notes and the termination of this Agreement and the other Loan Documents, the Borrower agrees that it will:

                 (a) promptly inform the Lenders of any event which constitutes or will constitute, by giving of notice or lapse of time, or both, an Event of Default or materially and adversely affect its ability to fully perform its obligations under this Agreement and the Loan Documents to which it is a party;

                 (b) pay and discharge, or cause to be paid and discharged, any taxes, assessments and governmental charges or levies that may be imposed upon the Borrower or upon its income or profits or upon any of its properties prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, when due, might become a lien or charge upon its properties; provided, however, that this provision shall not be deemed to require payment of any taxes, assessments, governmental charges, levies or claims while the Borrower contests the validity thereof by appropriate proceedings in good faith and so long as it shall have set aside on its books adequate reserves with respect thereto;

                 (c) preserve and maintain, or cause to be preserved or maintained, its existence in good standing in the state of its incorporation and in all other jurisdictions where it is currently conducting business and is required to be authorized to so conduct its business.

                 (d) file or cause to be filed in such offices as shall be required or appropriate under any applicable Uniform Commercial Code of any State or any other statute of any other jurisdiction, and in such manner and form as the Agent may require or as may be reasonably necessary or appropriate under applicable law, any financing statement or statements or other instruments that may be reasonably necessary or desirable or that the Agent may request in order to create, perfect, preserve, continue, validate or satisfy the Agent's liens on and security interests and rights in collateral arising out of or related to this Agreement and any Loan Document;

                 (e) promptly notify the Agent of any proposed change in its name or its assumed name, location of its registered place of business or the office where its records are kept or any principal place of business stated in Section 3.1(d) hereof;

                 (f) promptly obtain and upon the reasonable request, deliver to the Agent all authorizations, approvals, consents and licenses and renewals thereof required under any applicable law or regulation with respect to this Agreement, the Loan Documents, and the ownership or operation of the Rigs which are the responsibility of the Borrower and it shall comply with the terms of the same except where non-compliance would not result in a material adverse effect;

                (g) promptly notify the Lenders of any suit or proceedings brought against the Borrower or any Guarantor or, to the knowledge of the Borrower, threatened against or affecting it or any Guarantor which, if adversely determined, would reasonably be expected to have a material adverse effect;

                 (h) upon the request of the Agent give the Lenders or the Agent or any representative of the Lenders or the Agent access during normal business hours to, and permit the Lenders or the Agent or such representative to inspect, all properties belonging to the Borrower or any Guarantor (including, but not limited to, the Rigs) and permit such representative to examine, copy and make extracts from such books, records and documents in the possession of the Borrower, relating to the affairs of the Borrower, as such representative may reasonably request. If requested by the Borrower, the Lenders and the Agent will enter into their standard confidentiality agreement respecting the affairs of the Borrower;

                 (i) comply with and use its best efforts to cause its Subsidiaries, and its and their agents, contractors and sub-contractors (while such persons are acting within the scope of their contractual relationship with the Borrower or any Subsidiary) to so comply with all material, applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies the non-compliance with which would result in a material adverse effect; and with the terms and conditions of all applicable permits, licenses, certificates and approvals of all Governmental Agencies now or hereafter granted or obtained with respect to the Rigs or other properties owned or operated by the Borrower or any Guarantor the non-compliance with which would result in a material adverse effect; unless such compliance would violate the laws or regulations of the jurisdictions in which the Rigs are operating.

                          (i) The Borrower will use its best efforts and safety practices to prevent the unauthorized release, discharge, disposal, escape or spill of Hazardous Substances on or about the Rigs or other properties owned or operated by the Borrower or any Guarantor.

                          (ii) The Borrower shall notify the Lenders in writing, within five (5) Business Days of any of the following events occurring after the date of this Agreement:

                                  A. Any written notification made by the Borrower or any Guarantor to any federal, state or local environmental agency required under any federal, state or local environmental statute, regulation or ordinance relating to a spill or unauthorized discharge or release of any Hazardous Substance to the environment at, from, or as a result of any operations on, the Rigs or other properties and operations owned or operated by the Borrower or any Guarantor if such spill, discharge or release would result in a material adverse effect.


                                  B.       Knowledge by a Responsible Officer
                          of the Borrower or any Guarantor of receipt of service by the Borrower or any Guarantor of any complaint, compliance order, compliance schedule, notice letter, notice of violation, citation or other similar notice or any judicial demand by any court, federal, state or local environmental agency, alleging (i) any spill, unauthorized discharge or release of any Hazardous Substance to the environment from, or as a result of the operations on, the Rigs or other properties owned or operated by the Borrower or any Guarantor or (ii) violations of applicable laws, regulations or permits regarding the generation, storage, handling, treatment, transportation, recycling, release or disposal of Hazardous Substances on or as a result of operations on the Rigs or other properties and operations owned or operated by the Borrower or any Guarantor if such violation would result in a material adverse effect.

                                  C.       It is understood by the parties
                          hereto that the aforementioned notices are solely for the Agent's and the Lenders' information, may not otherwise be required by any federal, state or local environmental laws, regulations or ordinances, and are to be considered confidential information by the Agent and the Lenders.

                                  D.       The term "environmental agency" as
                          used herein shall include, but not be limited to, the United States Environmental Protection Agency, the Texas Railroad Commission, the United States Minerals Management Service, the United States Department of Transportation (in its administration of the Hazardous Materials Transportation Act, 49 U.S.C.
                          Section 1801, et seq.) and other analogous or similar Governmental Agencies regulating or administering statutes, regulations or ordinances relating to or imposing liability or standards of conduct concerning the generation, storage, use, production, transportation, handling, treatment, recycling, release or disposal of any Hazardous Substance.

                          (iii) The Borrower hereby agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever asserted against the Agent and the Lenders with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from any Rig or other properties owned or operated by the Borrower or any Guarantor of any Hazardous Substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrower or any Guarantor subject to the following:

                                  A.       It is the parties' understanding
                          that the Agent and the Lenders do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Rigs or any other properties and operations owned or operated by the Borrower or any Guarantor, nor have they in the past, presently, or intend in the future to, maintain an ownership interest in the Rigs or any other properties owned or operated by either Borrower except as may arise upon enforcement of the Agent's rights under the Security Agreements and except as arising under the Lease.

                                  B.       Should, however, the Agent or the
                          Lenders hereafter exercise any ownership interest in or operational control over the Rigs or any other properties owned or operated by the Borrower or any Guarantor, other than pursuant to the Lease, but including but not limited to, through foreclosure, then the above stated indemnity and hold harmless shall be limited with respect to any actions or failures to act by the Agent or the Lenders subsequent to exercising such interest or operational control, to the extent such action or inaction by the Agent or the Lenders is found by a court or Governmental Agency with competent jurisdiction to have caused or made worse any condition for which liability is asserted, including but not limited to, the presence, escape, seepage, spillage, leaking, discharge or migration on or from the Rigs or other properties owned or operated by the Borrower or any Guarantor of any Hazardous Substance.

                                  C.       The indemnity and hold harmless
                          contained in this Subsection (i) shall not extend to the Agent or CIT in their capacity as an equity investor in the Borrower or as an owner of any property or interest as to which the Borrower is also owner but only to their capacity as a lender, a financial lessor, a holder of security interests, or a beneficiary of security interests.

                 (j) not, without the prior written consent of the Lenders, (1) permit Bayard Drilling, L.P. to sell, transfer, lend, lease for a period longer than one hundred eighty (180) days or otherwise dispose of any of the Rigs, or (2) sell, transfer or otherwise dispose, or permit any Guarantor to sell, transfer or otherwise dispose, the whole or, in the reasonable opinion of the Lenders any substantial part of the business, property or other assets of the Borrower and the Guarantors, taken as a whole, whether by a single transaction or by a series of transactions, (related or not); provided, however, that the sale of any Rig with a Fair Market Value or for a price (whichever is less) of up to USD 1,000,000.00 in aggregate in any fiscal year shall not require the consent of the Lenders and the Agent agrees to release such assets from the lien of the Security Agreement; and provided further that the restriction contained in this Section 3.2(j) shall not apply to an Asset Sale other than a Rig if (a) such

         Asset Sale results from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss the Borrower or such Guarantor, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property; (b) at least 75% of such consideration consists of Cash Proceeds (or the assumption of Indebtedness of the Borrower or such Guarantor relating to the Capital Stock or Property or asset that was the subject of such Asset Sale and the unconditional release of the Borrower or such Guarantor from such Indebtedness); and the Borrower delivers to the Agent an Officers' Certificate certifying that such Asset Sale complies with clauses (a) and (b); provided, however that any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed or assignment in lieu of foreclosure shall not be required to satisfy the conditions and set forth in clauses (a) and
         (b) of this sentence.

                 (k) not, other than pursuant to or permitted by the Loan Documents create, assume or permit to exist any encumbrance upon (i) the Rigs except:

                                  A.       security interests on top drives to
                          the extent that such security interests secure the financing by third parties of at least 80% of the purchase price of top drives; provided, however, that the aggregate purchase price of top drives shall not exceed USD 6,000,000.00; and provided further, that the financings for the purchase of top drives shall be repaid from the proceeds of contracts for the use of the top drives of equal or longer duration to the amortization schedules of such financings;

                                  B.       liens for taxes, assessments or
                          other governmental charges not yet due and payable or, if due and payable, which are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles in the U.S. but only if such liens have not been filed or recorded;

                                  C.       statutory liens of landlords,
                          carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles in the U.S., shall have been made therefor;

                                  D.       liens incurred or deposits made in
                          the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                                  E.       deposits or other advances made in
                          the ordinary course of business to secure liability for (A) insurance premiums and other liability to insurance carriers provided such deposits and other advances do not, in an aggregate amount, exceed USD 250,000.00 in any calendar year, or (B) worker's compensation claims or premiums or other liability to worker's compensation insurance carriers or administrators;

                                  F.       a security interest on the Rigs and
                          related drilling equipment in favor of Fleet to secure the Fleet Credit Facility; and

                 or

                         (ii) on Borrower's or any Guarantor's other assets except for Permitted Liens.

                 (l) not, without the prior written consent of the Lenders (which consent shall not be unreasonably withheld) conduct or manage any business or activity other than a Related Business;

                 (m) Borrower will not, in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Subsidiary into Borrower in which Borrower is the continuing Person), or continue in a new jurisdiction or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of Borrower and the Subsidiaries, taken as a whole, to any Person, unless

                          (i) either (a) Borrower shall be the continuing Person or (b) the Person (if other than Borrower) formed by such consolidation or into which Borrower is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the property and assets of Borrower and the Subsidiaries, taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a Person organized and validly existing under the laws of the United States of America, any political subdivision thereof or any state thereof or the District of Columbia, and shall expressly assume, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of Borrower's covenants and obligations under this Agreement;

                          (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default shall have occurred and be continuing or would result therefrom;

                          (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Borrower (or the Surviving Entity if the Borrower is not continuing) shall have a Tangible Net Worth equal to or greater than the Tangible Net Worth of Borrower immediately prior to such transactions; and

                          (iv) immediately after giving effect to any such transaction or series of transactions on a pro forma basis as if such transaction or series of transactions had occurred on the first day of the Determination Period, the Borrower (or the Surviving Entity if the Borrower is not continuing) would be permitted to incur USD 1.00 of additional Indebtedness pursuant to the test described in Section 3.2(aa) hereof.

                          (v) The provision of clause (iv) above shall not apply to any merger or consolidation into or with, or any such transfer of all or substantially all of the property and assets of the Borrower and the Subsidiaries taken as a whole into, the Borrower.

                 (n) The Borrower will not, and will not permit any Subsidiary to, make any Restricted Payment, unless at the time of and after giving effect to the proposed Restricted Payment, (a) no Event of Default shall have occurred and be continuing (or would result therefrom), (b) Borrower could incur at least USD 1.00 of additional Indebtedness under the tests described in Section 3.2(z) below, and
         (c) the aggregate amount of all Restricted Payments declared or made on or after the Amendment Date by the Borrower or any Subsidiary shall not exceed the sum of (i) 50% (or if such Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the aggregate Consolidated Net Income accrued during the period beginning on the first day of the fiscal quarter in which the Amendment Date falls and ending on the last day of the fiscal quarter ending immediately prior to the date of such proposed Restricted Payment, minus 100% of the amount of any write downs, write-offs and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period, plus (ii) an amount equal to the aggregate net cash proceeds received by the Borrower, subsequent to the Amendment Date, from the issuance or sale (other than to a Subsidiary) of shares of its Capital Stock (excluding Redeemable Stock, but including Capital Stock issued upon the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Stock) of the Borrower) and the liability (expressed as a positive number) as expressed on the face of a balance sheet in accordance with GAAP in respect of any Indebtedness of the Borrower or any of its Subsidiaries, or the carrying value of Redeemable Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Capital Stock (other than Redeemable Stock) of the Borrower, subsequent to the Amendment Date, plus (iii) 100% of the net reduction in Restricted

         Investments, subsequent to the Amendment Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Borrower or any Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from predesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Restricted Investments previously made by the Borrower or any Subsidiary in such Person and in each such case which was treated as a Restricted Payment, plus (iv) USD 10,000,000.00.

         The foregoing provisions will not prevent (A) the payment of any dividend on Capital Stock of any class within sixty (60) days after the date of its declaration if at the date of declaration such payment would be permitted by the Indenture; (B) any repurchase or redemption of Capital Stock or Subordinated Indebtedness of the Borrower or a Subsidiary made by exchange for Capital Stock of the Borrower (other than Redeemable Stock), or out of the net cash proceeds from the substantially concurrent issuance or sale (other than to a Subsidiary) of Capital Stock of the Borrower (other than Redeemable Stock), provided that the next cash proceeds from such sale are excluded from computations under clause (c) (ii) above to the extent that such proceeds are applied to purchase or redeem such Capital Stock or Subordinated Indebtedness;
(C) so long as no Event of Default shall have occurred and be continuing or should occur as a consequence thereof, any repurchase or redemption of Subordinated Indebtedness of the Borrower or a Subsidiary solely in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, new Subordinated Indebtedness of the Company or a Subsidiary, so long as such Subordinated Indebtedness is permitted under Section 3.2(z) and (x) is subordinated to the Notes at least to the same extent as the Subordinated Indebtedness so exchanged, purchased or redeemed, (y) has a stated maturity later than the stated maturity of the Subordinated Indebtedness so exchanged, purchased or redeemed and (z) has an Average Life at the time incurred that is greater than the remaining Average Life of the Subordinated Indebtedness so exchanged, purchased or redeemed; (D) Investments in any Joint Ventures and foreign Subsidiaries not constituting Guarantors in an aggregate amount not to exceed USD 5,000,000.00; (E) the payment of any dividend or distribution by a Subsidiary of the Borrower or any of its Wholly Owned Subsidiaries; (F) so long as no Event of Default shall have occurred and be continuing or should occur as a consequence thereof, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower held by any employee of the Borrower or any of its Subsidiaries, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock pursuant to the terms of an employee benefit plan or employment or similar agreement shall not exceed USD 500,000.00 in any calendar year; and (G) the acquisition of Capital Stock by the Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations. Notwithstanding the foregoing, the amount available for Investments in Joint Ventures and foreign Subsidiaries pursuant to clause (D) of the preceding sentence may be increased by the aggregate amount received by the Borrower and its Subsidiaries from a Joint Venture or a foreign Subsidiary on or before such date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of Property made to such Joint Venture or foreign Subsidiary (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income); Restricted Payments permitted to be made as described in the first sentence of this paragraph will be excluded in calculating the amount of Restricted Payments thereafter, except that any such Restricted Payments permitted to be made pursuant to clauses (A), (D), (E) (but only to the extent paid to someone other than the Borrower or any of its Wholly Owned Subsidiaries) and (F) will be included in calculating the amount of Restricted Payments thereafter.

         For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

                 (o) forthwith upon demand by the Agent and at the Borrower's sole cost and expense, execute and provide all such assurances and do all acts and things as the Agent or any receiver may reasonably require for: (i) perfecting or protecting the security created (or intended to be created) by any of the Loan Documents, including, without limitation, granting in favor of the Agent a security interest covering the security created (or intended to be created) by any of the Loan Documents with respect to any obligations of the Borrower hereafter owing to the Lenders; or (ii) preserving or protecting any of the rights of the Agent under any of the Loan Documents; or (iii) facilitating the appropriation or realization of any of the collateral assigned or granted to the Agent under any of the Loan Documents and enforcing the security constituted by any of the Loan Documents on or at any time after the same shall have become enforceable; or (iv) the exercise of any power, authority or discretion vested in the Agent under any of the Loan Documents;

                 (p) deliver to the Lenders such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the Loan Documents, as may be reasonably requested by the Lenders and if requested by the Borrower, the Lenders and the Agent will enter into their standard confidentiality agreement respecting the affairs of the Borrower;

                 (q) upon the request of the Agent, give the Lenders or the Agent or any representative of the Lenders or the Agent at any reasonable time, access to the Rigs and permit the Lenders or the Agent or such representative to inspect the Rigs and any part thereof, as the Lenders or the Agent or such representative may reasonably request and if requested by the Borrower, the Lenders and the Agent will enter into their standard confidentiality agreement respecting the affairs of the Borrower;

                 (r) maintain all permits and certificates which are material and necessary to the operation of the Borrower's and the Guarantors' business under all applicable environmental, safety and public health laws and regulations applicable to the Borrower, the Guarantors and the Rigs, and all other laws and regulations affecting or relating to the Rigs the failure to maintain which would have a material adverse effect;

                 (s) deliver, or shall cause to be delivered, to each Lender at least two copies and as many additional copies as each Lender may reasonably require from time to time of, (i) the Borrower's audited annual consolidated financial statements (including the balance sheet and income statement of the Borrower) in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the same have been issued but in any case within one hundred and twenty (120) days of the end of its fiscal year certified by Coopers & Lybrand or other auditors as may be acceptable to the Lenders that the consolidated financial statements present fairly, in all material respects, the financial position of the Borrower as of the date thereof, (ii) its quarterly consolidated and consolidating financial statements (including the balance sheet and income statement of the Borrower) in a form consistent with generally accepted United States accounting principles and practices consistently applied, as soon as is practicable after the end of each financial quarter but in any case within sixty (60) days of the end of its financial quarter certified by one of its Responsible Officers that the consolidated financial statements present fairly, in all material respects, the financial position of the Borrower as of the date thereof, (iii) such financial or other information relating to it, any of the transactions contemplated by this Agreement or any of the other Loan Documents, as may reasonably be requested by the Agent and generally made available to its other creditors, its shareholders and to any governmental authorities;

                 (t) maintain, on a quarterly basis, a Cash Flow Coverage Ratio of at least 1.50:1.0 in 1998 and 1.75:1.0 thereafter;

                 (u) maintain Total Available Liquidity of USD 3,000,000.00 in 1998; "Total Available Liquidity" shall be the sum of the Borrower's and Guarantor's (i) cash and cash equivalents (excluding cash or cash equivalents pledged to secure letters of credit, but only to the extent of accrued liabilities for workers compensation claims) and (ii) unused capacity available under the Fleet Credit Facility.

                 (v) maintain, on a consolidated basis, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.0:1.0 in 1998 and thereafter (excluding for purposes of this test the Total Liabilities and Tangible Net Worth of any Unrestricted Subsidiary);

                 (w) maintain all permits and certificates which are material and necessary to the operation of the Borrower's and any Guarantor's business under all applicable environmental, safety and public health laws and regulations applicable to the Borrower, the Guarantors and the Rigs, and all other laws and regulations affecting or relating to the Rigs the failure to maintain which would have a material adverse effect; and

                 (x) deliver to each Lender, contemporaneously with the delivery to each Lender of the annual and quarterly financial statements specified in Section 3.3(g) above, its certificate (in form and substance satisfactory to the Lenders), signed by one of its Responsible Officers, (i) stating that such officer has reviewed the relevant terms of this Agreement, the other Loan Documents and all other agreements of the Borrower which evidence indebtedness for borrowed money and leases (the "Financial Obligation Agreements") and has made or caused to be made under his supervision, a review of the transactions and condition of the Borrower during the relevant fiscal quarter or year, as the case may be, and that such review has not disclosed the existence during such period, nor does such Responsible Officer have knowledge of the existence as at the date of such certificate, of any condition or event which constitutes an event of default under any of the Loan Documents or Financial Obligation Agreements, or which, after notice or lapse of time or both would constitute an event of default under any of the Loan Documents or Financial Obligation Agreements, or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in form and detail satisfactory to the Lenders, the calculations respecting compliance with the financial covenants of this Agreement and (iii) for purposes of the annual certificate only, attaching and certifying as true and correct a certificate evidencing the insurance in place with respect to the Rigs and their operation.

                 (y) deliver to each Lender on each anniversary of the Amendment Date a certification from a Responsible Officer that the Rigs and their related equipment are being maintained according to customary oil and gas drilling industry practice confirmed, if reasonably requested by the Lenders by an appraiser selected in accordance with Section 1.5(a)(iii) above.

                 (z) not and will not permit any Guarantor to directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), unless after giving pro forma effect to the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio for the Determination Period preceding the Transaction Date is at least 2.25 to 1.0. Notwithstanding the foregoing, the Borrower or any Guarantor (subject to the following paragraph) may incur Permitted Indebtedness. Any Indebtedness of a Person existing at time at which such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time at which it becomes a Subsidiary.

                 (aa) subject to Section 3.2(z) above, the Borrower will not permit any Guarantor to, directly or indirectly, incur any Indebtedness or issue any Preferred Stock except:

                          (i) Indebtedness or Preferred Stock issued to and held by the Borrower so long as any transfer of such Indebtedness or Preferred Stock to a Person other than the Borrower will be deemed to constitute an incurrence of such Indebtedness or Preferred Stock by the issuer thereof as of the date of such transfer;

                          (ii) Acquired Indebtedness or Preferred Stock of a Subsidiary issued and outstanding prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness or Preferred Stock issued in connection with or in anticipation of such acquisition);

                          (iii) Three (3) term notes issued by the Company in favor of General Electric Capital Corp., secured by certain of the Company's top drives, upon which approximately $2.9 million was outstanding at May 15, 1998.

                          (iv)    Indebtedness described in clauses (b), (c),
                 (d), (e), (f), (g), (h), (k) and (h) under the definition of Permitted Indebtedness contained in the Indenture;

                          (v) Permitted Subsidiary Refinancing Indebtedness of such Subsidiary;

                          (vi) Indebtedness or Preferred Stock issued in exchange for, or the proceeds of which are used to refinance, repurchase or redeem, Indebtedness or Preferred Stock described in clauses (i) and (iii) of this paragraph (the "Retired Indebtedness or Stock"), provided that the Indebtedness or the Preferred Stock so issued has (i) a principal amount or liquidation value, as the case may be, not in excess of the principal amount or liquidation value of the Retired Indebtedness or Stock plus related expenses for redemption and issuance, (ii) a final redemption date later than the stated maturity or final redemption date (if any) of the Retired Indebtedness or Stock and (iii) an Average Life at the time of issuance of such Indebtedness or Preferred Stock that is greater than the Average Life of the Retired Indebtedness or Stock;

                          (vii) Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with a merger of such Subsidiary, thereto existing on the Amendment Date shall assume or otherwise become responsible for any Indebtedness of an entity which is not a Subsidiary on the Issue Date, except to the extent that a Subsidiary would be permitted to incur such Indebtedness under this paragraph;

                          (viii) Non-Recourse Indebtedness incurred by a foreign Subsidiary not constituting a Guarantor; and

                          (ix) Indebtedness incurred to finance all or a part of the purchase price or construction repair or improvement cost of property acquired, constructed, repaired or improved after the Amendment Date.

                 (bb) Not later than fifteen (15) days after the end of each month after the Amendment Date furnish to the Agent a schedule showing the precise location of each Rig and its contract status.

                                  ARTICLE IV.
                               EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing, (each an "Event of Default"):

                 (a) the Borrower shall fail to pay any principal of or interest on either Note, which failure shall continue for five (5) days after the date when due;

                 (b) any representation or warranty made by the Borrower herein or made in any certificate or financial statement furnished to the Lenders or the Agent hereunder or under any of the Loan Documents shall prove to have been incorrect in any material respect when made;

                 (c) default in the performance of any agreement, covenant, term or condition contained herein or in any Loan Document to be performed by the Borrower other than (a). above, if such default has continued for twenty (20) days after notice thereof by the Agent to the Borrower;

                 (d) an event of default under any loan agreement, credit agreement, security agreement, guaranty agreement or lease agreement now existing or hereafter entered into by the Borrower or any Guarantor shall not have been remedied within any stated grace periods during such time as USD 7,500,000.00 or more is outstanding under such agreement;

                 (e)      Any of the following Events of Default shall occur:

                          (i)     the entry by a court of competent
                 jurisdiction of one or more final judgments against the Borrower or any Guarantor in an uninsured or unindemnified aggregate amount in excess of USD 7,500,000.00 which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of sixty (60) consecutive days;

                          (ii) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Borrower or any Guarantor in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or (B) a decree or order adjudging the Borrower or any Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or any Guarantor under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Guarantor or of any substantial part of the property or assets of the Borrower or any Guarantor, or ordering the winding up or liquidation of the affairs of the Borrower or any Guarantor, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

                          (iii) (A) the commencement by the Borrower or any Guarantor of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (B) the consent by the Borrower or any Guarantor to the entry of a decree or order for relief in respect of the Borrower or any Guarantor in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Borrower or any Guarantor; or (C) the filing by the Borrower or any Guarantor of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or (D) the consent by the Borrower or any Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or any Guarantor or of any substantial part of the Property or assets of the Borrower or any Guarantor or of any substantial part of the Property or assets of the Borrower or any Guarantor, or the making by the Borrower or any Guarantor of an assignment for the benefit of creditors; or (E) the admission by the Borrower or any Guarantor in writing of its inability to pay its debts generally as they become due; or
                 (F) the taking of corporate action by the Borrower or any Guarantor in furtherance of any such action; or

                          (iv)    an Event of Default occurs under the
                 Indenture or the Fleet Credit Facility; or

                          (v) any Guaranty shall for any reason cease to be, or be asserted by the Borrower or any Guarantor, as applicable, not to be, in full force and effect (except pursuant to the release of any such Guaranty in accordance herewith), then the Agent, subject to Section 5.1(b) below, may by written notice to the Borrower (1) immediately terminate the commitment of the Lenders hereunder; (2)declare the principal of, and interest accrued to the date of such declaration on, the Notes together with all other amounts due hereunder or under any of the Loan Documents, to be forthwith due and payable, whereupon the same shall become forthwith due and payable (provided, however, no notice or declaration shall be required and such amounts shall be immediately due and payable upon the occurrence of an event described in Article IV(e)(iii) or (iv) hereof) and (3) exercise any remedies to which it may be entitled by any Loan Document or by applicable law.

                                   ARTICLE V.
                                   THE AGENT

         Section 5.1      Appointment and Duties of Agent.

                 (a) The parties hereto agree that The CIT Group/Equipment Financing, Inc. shall act, subject to the terms and conditions of this
         Article V, as the Agent for the Lenders in connection with the Loan, and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to the Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Agreement, the Notes and the other Loan Documents. It is expressly understood and agreed that the obligations of the Agent under the Loan Documents are only those expressly set forth in this Agreement. The Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on its face, appears to be what it purports to be. However, the Agent shall not under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and the Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

                 (b)      The Agent shall:

                          (i)     as to matters not specifically referred to in
                 Section 5.1(b)(ii) below, act pursuant to the instructions of the Lenders in all matters relating to the Loan Documents including but not limited to, all collateral for the Loan and waivers or amendments of the Loan Documents; and

                          (ii) act pursuant to the instructions of The CIT Group/Equipment Financing, Inc. as to the Events of Default (and any waivers or remedies arising because of such defaults) referred to in Article IV. A. and E, above.

         Section 5.2 Discretion and Liability of Agent. Subject to Sections 5.1(b) above and 5.3 and 5.5 below, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents. Neither the Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or wilful misconduct. The Agent shall incur no liability under, or in respect of this Agreement or the other Loan Agreements by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

         Section 5.3      Event of Default.

                 (a) The Agent shall be entitled to assume that no Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing, unless the Agent has actual knowledge of such facts or has received notice from a Lender in writing that such Lender considers that an Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

                 (b) In the event that the Agent shall acquire actual knowledge of any Event of Default or event which would constitute an Event of Default after notice or lapse of time, or both, the Agent shall promptly notify (either orally, confirmed in writing, or in writing) the Lenders of such Event of Default or event and (i) in the case of default under Article IV(a) or (e) above may, or if instructed in writing by The CIT Group/Equipment Financing, Inc. shall, take such action and assert such rights as are contemplated under this Agreement and (ii) in the case of any other default under Article IV above may in an emergency, or if requested in writing by the Lenders shall, take such action and assert such rights as are contemplated under this Agreement. The Agent shall be indemnified pro rata by the Lenders against any liability or expenses, including, but not limited to, travel expenses and internal and external counsel fees and expenses, incurred in connection with taking such action. The Agent may refrain from acting in accordance with any instructions from the Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

         Section 5.4 Consultation. When acting in connection with this Agreement, or the other Loan Documents, the Agent may engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and the Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

         Section 5.5 Communications to and from Agent. When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder or the other Loan Documents, action by the Agent shall be effective for all purposes hereunder; provided, that upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, unless action by the Agent alone, or only upon instruction of all of the Lenders, is expressly permitted or required hereunder, action shall be taken by the Agent for and on behalf of or for the benefit of all the Lenders as provided in Section 5.3 above. The Borrower may rely on any communication from the Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication. Upon receipt by the Agent from the Borrower or any Lender of any communication it will, in turn, promptly forward such communication to the Lenders; provided, however, that the Agent shall not be liable for any costs, expenses or losses arising from any failure to so forward any such communication.

         Section 5.6 Limitations of Agency. Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that the Agent will act under the Loan Documents as Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person. The Agent may generally engage in any business with the Borrower or any of their affiliates as if it was not the Agent.

         Section 5.7      No Representations or Warranty.

                 (a) No Lender (including the Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by the Borrower or any other person in connection therewith.

                 (b) The Agent takes no responsibility for the accuracy or completeness of any information concerning the Borrower distributed by the Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Agreement or any of the other Loan Documents.

         Section 5.8 Lender Credit Decision. Each Lender acknowledges that it has independent of and without reliance upon any other Lender (including the Agent) or any information provided by any other Lender (including the Agent) and based on the financial statements of the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including the Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Agreement and any other documents relating thereto.

         Section 5.9 Indemnity. Notwithstanding any of the provisions hereof, to the extent the Agent has not been so indemnified by the Borrower, the Lenders shall severally indemnify the Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and internal and external counsel's reasonable fees and expenses, arising from, or in connection with, its performance as Agent hereunder and not caused by its gross negligence or willful misconduct.

         Section 5.10 Resignation. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed. In the event of a resignation by the Agent, the Lenders shall promptly appoint a successor agent from among the Lenders.

         Section 5.11 Distribution. The Agent shall be responsible for promptly distributing each Lender's pro rata share of all net amounts received by the Agent under any of the Loan Documents. Each Lender shall be responsible for designating by written notice to the Agent the account to which such distribution shall be deposited.

         Section 5.12 Limitation of Suits. All rights of action and claims under this Agreement and the Security Agreements of the Lenders shall be prosecuted and enforced only by the Agent. The Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against the Borrower under this Agreement or the Security Agreements. However, notwithstanding anything contained in this Section 5.12, the Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Agreement and the other Loan Documents.

         Section 5.13 Right of Setoff. Upon the occurrence and during the continuation of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by the Lenders and all of the indebtedness arising in connection with this Agreement irrespective of whether or not such Lender will have made any demand under this Agreement, the Notes or any other Loan Document. The Borrower also hereby grant to each of the Lenders a security interest in and hereby transfer, assign, set over and convey to each of the Lenders, as security for payment of the Loan, all such deposits, funds or property of the Borrower or indebtedness of any Lender to the Borrower. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the Borrower pro rata in accordance with their respective portions of the Loan. Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agent and the Lenders under this Section 5.13 are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have. Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower to such Lender. This Section is subject to the terms and provision of Section 1.3 hereof.

                                  ARTICLE VI.
                                 MISCELLANEOUS

         Section 6.1 Notices. All notices, requests and demands shall be in writing (including telecopier transmission) given to or made upon the respective parties hereto as follows:

In the case of the Borrower, at    Bayard Drilling Technologies, Inc.
                                   4005 Northwest Expressway, Suite 400E
                                   Oklahoma City, Oklahoma 73116
                                   Attention: Mr. James Brown
                                   Telecopier: (405) 879-3847

In the case of the Lenders, at     The CIT Group/Equipment Financing, Inc.
                                   1211 Avenue of the Americas
                                   New York, New York 10036

                                   Attention:  (a)    Senior Vice President -
                                                      Credit
                                                      Telecopier: (212) 536-1385

                                               (b)    Legal Department
                                                      Telecopier: (212) 536-1388

with a copy to                     The CIT Group/Equipment Financing, Inc.
                                   1211 Avenue of the Americas
                                   New York, New York  10036
                                   Attention:  Mr. Bruce Halstead
                                   Telecopier: (212) 536-1385

and

                                   Fleet Capital Corporation
                                   2711 North Haskell
                                   Suite 2100, LB21
                                   Dallas, Texas  75204
                                   Attention: Loan Administration
                                   Manager Telecopier: (214) 828-6530

In the case of the Agent, at       The CIT Group/Equipment Financing, Inc.
                                   1211 Avenue of the Americas
                                   New York, New York 10036
                                   Attention:  (a)    Senior Vice President -
                                                      Credit
                                                      Telecopier: (212) 536-1385

                                               (b)    Legal Department
                                                      Telecopier: (212) 536-1388
with a copy to                     The CIT Group/Equipment Financing, Inc.
                                   1211 Avenue of the Americas
                                   New York, New York  10036
                                   Attention:  Mr. Bruce Halstead
                                   Telecopier: (212) 536-1385



or in such other manner as any party hereto shall designate by written notice to the other parties hereto. All such notices shall be effective upon delivery or three (3) days after being deposited in the United States mail with postage prepaid certified, return receipt requested in a correctly addressed wrapper, or upon receipt if delivered to Federal Express or similar courier company or transmitted by telefax during normal business hours. All notices, demands, requests, communications and other documents delivered hereunder or under the Loan Documents, unless submitted in the English language, shall be accompanied by certified English translation thereof.

         Section 6.2 No Waiver. No failure on the part of the Lenders or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders or the Agent of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         Section 6.3      Applicable Law and Jurisdiction.

                 (a) THIS AGREEMENT AND THE LOAN DOCUMENTS PROVIDED FOR HEREIN (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF AND THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, OTHER THAN CONFLICT OF LAWS RULES THEREOF. Any legal action or proceeding against the Borrower with respect to this Agreement or any Loan Document may be brought in the courts of the State of New York, the U.S. Federal Courts in such state, sitting in the County of New York, or in the courts of any other jurisdiction where such action or proceeding may be properly brought, and the Borrower hereby irrevocably accept the jurisdiction of such courts for the purpose of any action or proceeding. The Borrower hereby designates and irrevocably appoints and empowers C T Corporation System (the "Process Agent"), currently located at 1633 Broadway, New York, New York 10019 in each case as its authorized agent to accept, receive and acknowledge for and on behalf of each and its property service of any and all process which may be served but only in any action, suit or proceeding of the nature referred to above in the State of New York and further agree that failure of such firm to give the Borrower any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Borrower further irrevocably consents to the service of process out of said courts by the mailing thereof by the Agent by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section

         6.1. The Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.3 shall affect the right of the Lenders or the Agent to serve legal process in any other manner permitted by law or affect the right of the Lenders or the Agent to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdiction. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to either itself or its property, the Borrower hereby irrevocably waives such immunity in respect of their obligations under this Agreement and the other Loan Documents. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document brought in the Supreme Court of the State of New York, County of New York or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                 (b) THE LENDERS, THE AGENT AND THE BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 6.4 Severability. In the event that any provision of this Agreement is held to be void or unenforceable in any jurisdiction, all other provisions shall remain unaffected and be enforceable in accordance with their terms in such jurisdiction, and all provisions of this Agreement shall remain unaffected and shall be enforceable in accordance with their terms in all other jurisdictions.

         Section 6.5 Amendment. Neither this Agreement nor any provision hereof, including without limitation this Section 6.5, may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the Agent, the Lenders and the Borrower. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent.

         Section 6.6 Assignment and Participation. The Lenders shall have the right, provided they comply with all applicable state and federal securities laws, to assign or grant participation in all or any portion of the Loan outstanding under this Agreement or the Notes to any affiliate of the Lenders or to any foreign, federal or state banking institution, savings and loan institution or finance company upon thirty (30) days written notice to the Borrower of such assignment or participation;

provided, however, that CIT agrees that it will always retain a portion of the Loan and a percentage of the Loan outstanding under this Agreement equal to or greater than Fleet's.

         Section 6.7 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable fees, costs and expenses in connection (i) with the preparation, execution, delivery, administration, amendment and enforcement of this Agreement, the Notes, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection reports required hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders and the Agent, and any special counsel associated with them, and with respect thereto and the filing of any document or instrument in connection with any of the foregoing, (ii) with respect to reasonable fees and out of pocket expenses of counsel for advising the Lenders and the Agent as to their rights and responsibilities under this Agreement and the transactions contemplated thereby after an Event of Default or an event which, with the giving of notice or lapse of time, or both, shall have occurred, and (iii) with any filing or recording of any document or instrument. In addition, the Borrower shall pay any and all stamp and other taxes (including, without limitation penalties and interest assessed thereon) other than Excluded Income Taxes payable or determined to be payable in connection with the execution, delivery or performance of this Agreement and the Loan Documents and any other documents to be delivered hereunder and thereunder and agrees to save the Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         Section 6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

         Section 6.9 Section Headings. The headings of the various Sections and subsections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         Section 6.10 Merger. THIS AGREEMENT AND THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AMONG THE BORROWER, THE AGENT AND THE LENDERS AND SUPERSEDE ALL PRIOR AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              BAYARD DRILLING TECHNOLOGIES, INC.


                              By:    /s/  DAVD E. GROSE, III
                                     -----------------------------------
                              Name:     David E. Grose, III
                                     -----------------------------------
                              Title:       Chief Financial Officer
                                     -----------------------------------


                              THE CIT GROUP/EQUIPMENT FINANCING,
                               INC.


                              By:       /s/   BRUCE A. HALSTEAD
                                     -----------------------------------
                              Name:         Bruce A. Halstead
                                     -----------------------------------
                              Title:           Credit Officer
                                     -----------------------------------


                              FLEET CAPITAL CORPORATION



                              By:     /s/   BRUCE CLARK
                                     -----------------------------------
                              Name:       Bruce Clark
                                     -----------------------------------
                              Title:         Vice President
                                     -----------------------------------


                              THE CIT GROUP/EQUIPMENT FINANCING,
                               INC., AS AGENT


                              By:       /s/   BRUCE A. HALSTEAD
                                     -----------------------------------
                              Name:         Bruce A. Halstead
                                     -----------------------------------
                              Title:           Credit Officer
                                     -----------------------------------